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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Logical Software Solutions Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-63388 and 333-4558) on Form S-8 of INTERLINQ Software Corporation of our report dated June 30, 1998, with respect to the balance sheet of Logical Software Solutions Corporation as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 1998, current report on Form 8-K/A of INTERLINQ Software Corporation.

/s/ KPMG Peat Marwick LLP


Seattle, Washington
September 11, 1998